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                                                                    Exhibit 99.4


CONSENT OF UBS WARBURG LLC


We hereby consent to the use of Appendix C containing our opinion letter dated February 16, 2001 to the board of directors of Energy East Corporation ("EAS") in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the Merger of EAS with RGS Energy and to the references to our firm in such Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS WARBURG LLC

New York, New York
April 20, 2001